Exhibit 10.2

Attention Manuel O. Méndez, Chief Executive Officer

October 5, 2021

Dear Manuel:

Reference is made to that certain Employment Agreement between you and Quotient Limited (the “Company”), dated as of February 23, 2021 and amended June 7, 2021 (the “Employment Agreement”). Your Employment Agreement provides for a “Discretionary Bonus” and further provides that for the Company’s fiscal year ending in 2022, your Discretionary Bonus shall be not less than 80% of your Base Compensation of Swiss Francs 750,000, which is Swiss Francs 600,000 (the “Guaranteed 2022 Portion of the Discretionary Bonus”).

Your entitlement to the Guaranteed 2022 Portion of the Discretionary Bonus shall be surrendered and in lieu thereof the Company shall promptly pay to you in cash in Swiss Francs 600,000, net of social security cost deductions, to further support your relocation to Switzerland. Your eligibility for the remainder of the Company’s fiscal year 2022 Discretionary Bonus is unchanged.

The Company will continue reimbursing pursuant to the terms of the Employment Agreement, net of social security cost deductions, expenses incurred by you in connection with your relocation to Switzerland. For relocation expenses incurred before the earlier of (i) December 31, 2021 and (ii) your moving into your primary residence in Switzerland, such reimbursements will also be paid to you net of taxes deductions.

Please indicate your agreement to the foregoing by executing this letter in the space provided below and emailing it to me.

Sincerely,

/s/ Heino von Prondzynski
Quotient Limited

By:	Heino von Prondzynski
Chairman of the Board

Acknowledged and Agreed:

/s/ Manuel O. Méndez
Manuel O. Méndez

Quotient Limited

Registered in Jersey, Channel Islands, number 109886

Registered office – 28 Esplanade, St Helier, Jersey, JE2 3QA, Channel Islands

Correspondence address - PO Box 1075, JTC House, 28 Esplanade, St Helier, Jersey, JE4 2QP, Channel Islands

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